For Release 1 p.m. PDT
June 19, 2008

Trubion Pharmaceuticals Announces Extension of Research Period Under its Wyeth Collaboration

SEATTLE, June 19, 2008 – Trubion Pharmaceuticals Inc. (NASDAQ: TRBN) today announced that Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE), has exercised its option under the terms of its collaboration agreement with Trubion to extend the research period for an additional one year period through Dec. 22, 2009. Under the terms of the research period extension, Wyeth’s obligations to Trubion include collaboration research funding commitments of approximately $3.2 million in exchange for committed research services through Dec. 22, 2009.

“We are pleased that Wyeth has extended the research period of our collaboration,” said Peter Thompson, M.D., FACP, president, CEO and chairman of Trubion. “Wyeth’s ongoing commitment to the collaboration underscores the potential of our technology and we look forward to continuing our efforts with Wyeth as we pursue the development of additional first-in-class and best-in-class compounds.”

In December 2005, Trubion entered into a collaboration agreement with Wyeth for the development and worldwide commercialization of TRU-015 and other CD20-directed therapeutics. The agreement also includes the development and worldwide commercialization of certain other product candidates directed to a small number of targets other than CD20 that have been established pursuant to the agreement. Unless earlier terminated, the agreement will remain in effect on a product-by-product basis and on a country-by-country basis until the later of the date that any such product shall no longer be covered by a valid claim of a U.S. or foreign patent or application and, generally, 10 years after the first commercial sale of any product licensed under the agreement. Wyeth may terminate the agreement without cause at any time upon 90 days’ prior written notice.

Trubion retains the right to develop and commercialize, on its own or with others, product candidates directed to all targets not included within the agreement, including CD37.

About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy, and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIP™, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed candidates such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the company’s Wyeth collaboration. Trubion’s product pipeline also includes Trubion’s proprietary product candidate, TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies that is currently in Phase 1/2 clinical evaluation. In addition to Trubion’s current product candidates, the company is also developing additional alliance and proprietary product candidates that build on its product development experience. More information is available in the investors section of Trubion’s website: investors.trubion.com.

Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the potential development and commercialization of new products under the Wyeth collaboration agreement. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s Wyeth collaboration, including Wyeth’s control over development timelines and the risks that the Company is unable to advance its clinical development programs and regulatory applications and action at the rate it expects and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended March 31, 2008, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate Web site at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals Inc.
(206) 838-0500
jdenike@trubion.com

Waggener Edstrom Worldwide Healthcare
Amy Petty
Senior Account Executive
(617) 576-5788
amyp@waggeneredstrom.com